Exhibit 10(d)

CLEVELAND-CLIFFS INC

2007 INCENTIVE EQUITY PLAN

2007 PARTICIPANT GRANT AND AGREEMENT

WHEREAS, on March 13, 2007 the Board of Directors (“Board”) of Cleveland-Cliffs Inc. an Ohio corporation (“Company”) (the term “Company” as used herein shall also include the Company’s consolidated Subsidiaries) approved the 2007 Incentive Equity Plan (“Plan”) of the Company conditioned on the approval of the Plan by; and

WHEREAS, it is expected that the shareholders of Company will consider and vote upon a proposal to approve the Plan of the Company no later than March 12, 2008; and

WHEREAS, the Compensation and Organization Committee (“Committee”) of the Board has been appointed to administer the Plan; and

WHEREAS,                                          (“Participant”) is an employee of the Company or of a Subsidiary of the Company; and

WHEREAS, on                                          (“Date of Grant”) the Committee authorized the granting to the Participant of                                          (                    ) Performance Shares and an additional                                          (                    ) Retention Units covering the incentive period commencing January 1, 2007 and ending December 31, 2009 (“Incentive Period”) under the Plan; and

WHEREAS, the Committee has authorized the execution of a Participant Grant and Agreement (“Agreement”) in the form hereof.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the Participant and Company agree as follows:

ARTICLE 1.

Definitions

All terms used herein with initial capital letters shall have the meanings assigned to them in the WHEREAS clauses or the Plan and the following additional terms, when used herein with initial capital letters, shall have the following meanings:

1.1       “Average Net Assets” shall mean the amount computed as described in Exhibit D.

1.2       “Market Value Price” shall mean the latest available closing price of a Share of the Company and the latest available closing price per share of a common share of each of the entities in the Peer Group, as the case may be, on the New York Stock Exchange or other recognized market if the stock does not trade on the New York Stock Exchange at the relevant time.

1.3       “Peer Group” shall mean the group of companies, as more particularly set forth on attached Exhibit A, against which the Relative Total Shareholder Return of the Company is measured over the Incentive Period.

1.4       “Performance Objectives” shall mean for the Incentive Period the target objectives of the Company of the Relative Total Shareholder Return and Return on Net Asset goals established by the Committee and reported to the Board, as more particularly set forth on attached Exhibit B.

1.5       “Performance Shares Earned” shall mean the number of Shares of the Company (or cash equivalent) earned by a Participant following the conclusion of an Incentive Period in which a required minimum of Company Performance Objectives were met or exceeded.

1.6       “Relative Total Shareholder Return” shall mean for the Incentive Period the Total Shareholder Return of the Company compared to the Total Shareholder Return of the Peer Group, as more particularly set forth on attached Exhibit C.

1.7       “Return on Net Assets” shall mean the Company’s Earnings Before Taxes (excluding minority interest) divided by Average Net Assets, as more particularly described on attached Exhibit D.

1.8       “Share Ownership Guidelines” shall mean the Cleveland-Cliffs Inc Directors’ and Officers’ Share Ownership Guidelines, as amended from time to time.

1.9       “Total Shareholder Return” shall mean for the Incentive Period the cumulative return to shareholders of the Company and to the shareholders of each of the entities in the Peer Group during the Incentive Period, measured by the change in Market Value Price per share of a Share of the Company plus dividends (or other distributions, excluding franking credits) reinvested over the Incentive Period and the change in the Market Value Price per share of the common share of each of the entities in the Peer Group plus dividends (or other distributions, excluding franking credits) reinvested over the Incentive Period, determined on the last business day of the Incentive Period compared to a base measured by the average Market Value Price per share of a Share of the Company and of a common share of each of the entities in the Peer Group on the last business day of the year immediately preceding the Incentive Period. Dividends (or other distributions, excluding franking credits) per share are assumed to be reinvested in the applicable stock on the last business day of the quarter during which they are paid at the then Market Value Price per share, resulting in a fractionally higher number of shares owned at the market price.

ARTICLE 2.

Grant and Terms of Performance Shares

2.1       Grant of Performance Shares. Pursuant to the Plan, the Company, by action of the Committee, hereby grants to the Participant the number of Performance Shares as specified in the Fourth WHEREAS clause of this Agreement, without dividend equivalents, effective as of the Date of Grant. The grant is subject to, and contingent upon, the approval of the Plan by the shareholders of the Company no later than March 12, 2008.

2.2       Issuance of Performance Shares. The Performance Shares covered by this Agreement shall only result in the issuance of Shares (or cash or a combination of Shares and cash, as decided by the Committee in its sole discretion), after the completion of the Incentive Period and only if such Performance Shares are earned as provided in Section 2.3 of this Article 2.

2.3       Performance Shares Earned. Payout of Performance Shares Earned, if any, shall be based upon the degree of achievement of the Company Performance Objectives, all as more particularly set forth in Exhibit B, with actual payouts interpolated between the performance levels shown on Exhibit B. In no event, shall any Performance Shares be earned for actual achievement by the Company in excess of the allowable maximum as established under the Performance Objectives.

2.4       Calculation of Payout of Performance Shares. The Performance Shares granted shall be earned as Performance Shares Earned based on the degree of achievement of the Performance Objectives established for the Incentive Period. The percentage level of achievement determined for each Performance Objective shall be multiplied by the number of Performance Shares granted to determine the actual number of Performance Shares Earned. The calculation as to whether the Company has met or exceeded the Company Performance Objectives shall be determined in accordance with this Agreement.

2.5       Payment of Performance Shares.

(a)       Payment of Performance Shares Earned shall be made in the form of Shares (or cash or a combination of Shares and cash, as decided by the Committee in its sole discretion), and shall be paid after the determination by the Committee of the level of attainment of the Company Performance Objectives (the calculation of which shall have been previously reviewed by an independent accounting professional). Notwithstanding the foregoing, no Performance Shares granted on or after January 1, 2007, may be paid in cash in lieu of Shares to any Participant who is subject to the Share Ownership Guidelines unless and until such Participant is either in compliance with, or no longer subject to, such Share Ownership Guidelines, provided, however, that the Committee may withhold Shares to the extent necessary to satisfy federal, state or local income tax withholding requirements, as described in Section 5.2. In addition, the Committee may restrict 50% of the Shares to be issued in satisfaction of the total Performance Shares Earned, before income tax withholding, so that they cannot be sold by Participant unless immediately after such sale the Participant is in compliance with the Share Ownership Guidelines that are applicable to the Participant at the time of sale.

(b)       Any payment of Performance Shares Earned to a deceased Participant shall be paid to the beneficiary designated by the Participant on the Designation of Death Beneficiary attached as Exhibit E and filed with the Company. If no such beneficiary has been designated or survives the Participant, payment shall be made to the estate of a Participant. A beneficiary designation may be changed or revoked by a Participant at any time, provided the change or revocation is filed with the Company.

(c)       Prior to payment, the Company shall only have an unfunded and unsecured obligation to make payment of Performance Shares Earned to the Participant. The Performance Shares covered by this Agreement that have not yet been earned as Performance Shares Earned are not transferable other than by completion of the Designation of Death Beneficiary attached as Exhibit E or pursuant to the laws of descent and distribution.

2.6       Death, Disability, Retirement, or Other.

(a)       With respect to Performance Shares granted to a Participant whose employment is terminated because of death, Disability, Retirement, or is terminated by the Company without Cause, the Participant shall receive as Performance Shares Earned the number of Performance Shares as is then determined under Section 2.4 at the end of such Incentive Period, prorated based upon the number of months between January 1, 2007 and the date the Participant ceased to be employed by the Company compared to the thirty-six (36) months in the Incentive Period.

(b)       In the event a Participant voluntarily terminates employment prior to December 31, 2009 or is terminated by the Company with Cause prior to the date of payment of Performance Shares Earned, the Participant shall forfeit all right to any Performance Shares that would have been earned under this Agreement.

ARTICLE 3.

Grant and Terms of Retention Units

3.1       Grant of Retention Units. Pursuant to the Plan, the Company hereby grants to the Participant the number of Retention Units as specified in the Fifth WHEREAS clause of this Agreement, without dividend equivalents, effective as of the Date of Grant.

3.2       Condition of Payment. The Retention Units covered by this Agreement shall only result in the payment in cash of the value of the Retention Units if the Participant remains in the employ of the Company or a Subsidiary throughout the Incentive Period.

3.3       Calculation of Cash Payout. To determine the amount of the cash payout of the Retention Units, the number of Retention Units granted under this Agreement shall be multiplied by the Market Value Price of a Share of the Company on the last day of the Incentive Period.

3.4       Payment of Retention Units.

(a)       Payment of Retention Units shall be made in cash and shall be paid at the same time as the payment of Performance Shares Earned pursuant to Section 2.5(a), provided, however, in the event no Performance Shares are earned, then the Retention Units shall be paid in cash at the time the Performance Shares would normally have been paid.

(b)       Any payment of Retention Units to a deceased Participant shall be paid to the beneficiary designated by the Participant on the Designation of Death Beneficiary attached as Exhibit E and filed with the Company. If no such beneficiary has been designated or survives the Participant, payment shall be made to the estate of a Participant. A beneficiary designation may be changed or revoked by a Participant at any time, provided the change or revocation is filed with the Company.

(c)       Prior to payment, the Company shall only have an unfunded and unsecured obligation to make payment of Retention Units to the Participant. The Retention Units covered by this Agreement are not transferable other than by completion of the Designation of Death Beneficiary attached as Exhibit E or pursuant to the laws of descent and distribution.

3.5       Death, Disability, Retirement or Other. With respect to Retention Units granted to a Participant whose employment is terminated because of death, Disability, Retirement, or is terminated by the Company without Cause during the Incentive Period, the Participant shall receive the number of Retention Units as calculated in Section 3.4, prorated based upon the number of months between January 1, 2007 and the date the Participant ceased to be employed by the Company compared to the thirty-six (36) months in the Incentive Period.

ARTICLE 4.

Other Terms Common to Retention Units and Performance Shares

4.1       Forfeiture.

(a)       A Participant shall not render services for any organization or engage directly or indirectly in any business which is a competitor of the Company or any affiliate of the Company, or which organization or business is or plans to become prejudicial to or in conflict with the business interests of the Company or any affiliate of the Company.

(b)       Failure to comply with subsection (a) above will cause a Participant to forfeit the right to Performance Shares and Retention Units and require the Participant to reimburse the Company for the taxable income received or deferred on Performance Shares that become payable to the Participant and on Retention Units that have been paid out in cash within the 90-day period preceding the Participant’s termination of employment.

(c)       Failure of the Participant to repay to the Company the amount to be reimbursed in subsection (b) above within three days of termination of employment will result in the offset of said amount from the Participant’s account balance in the Company’s Voluntary Non-Qualified Deferred Compensation Plan (if applicable) and/or from any accrued salary or vacation pay owed at the date of termination of employment or from future earnings payable by the Participant’s next employer.

4.2       Change in Control. In the event a Change in Control occurs, all Performance Shares granted to a Participant for Incentive Periods which have not ended shall immediately become Performance Shares Earned on a one-to-one basis regardless of the Performance Objectives. All Performance Shares, if any, granted to a Participant for an Incentive Period which ended before the Change in Control, will be deemed to be Performance Shares Earned to the extent and only to the extent that they became Performance Shares Earned as of the end of the Incentive Period based upon the Performance Objectives for the Incentive Period. The value of all Performance Shares Earned, including ones for Incentive Periods which have already ended, shall be paid in cash based on the fair market value of the Shares determined on the date the Change in Control occurs. Also, in the event of a Change in Control, all Retention Units granted for all periods shall become nonforfeitable and shall be paid in cash based on the fair market value of the Units determined on the date the Change in Control occurs. All payments of Performance Shares Earned and Retention Units shall be made within 10 days of the Change in Control.

ARTICLE 5.

General Provisions

5.1       Compliance with Law. The Company shall make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, notwithstanding any other provision of this Agreement, the Company shall not be obligated to issue any Shares or pay the value of any Retention Units pursuant to this Agreement if the issuance or payment thereof would result in a violation of any such law.

5.2       Withholding Taxes. To the extent that the Company is required to withhold federal, state, local or foreign taxes in connection with any payment of Performance Shares Earned or Retention Units to a Participant under the Plan, and the amounts available to the Company for such withholding are insufficient, it shall be a condition to the receipt of such payment of Performance Shares Earned or Retention Units or the realization of such benefit that the Participant make arrangements satisfactory to the Company for payment of the balance of such taxes required to be withheld. If necessary, the Committee may require relinquishment of a portion of such Performance Shares Earned or such Retention Units. In the case of Performance Shares Earned, the Participant may elect to satisfy all or any part of any such withholding obligation by surrendering to the Company a portion of the Shares that are issued or transferred hereunder, and the Shares so surrendered by the Participant shall be credited against any such withholding obligation at the Market Value Price per share of such Shares on the date of such surrender. In no event, however, shall the Company accept Shares for payment of taxes in excess of required tax withholding rates, except that, in the discretion of the Committee, a Participant or such other person may surrender Shares owned for more than six months to satisfy any tax obligation resulting from such transaction.

5.3       Continuous Employment. For purposes of this Agreement, the continuous employment of the Participant with the Company shall not be deemed to have been interrupted,

and the Participant shall not be deemed to have ceased to be an employee of the Company, by reason of the transfer of his employment among the Company and its Subsidiaries or an approved leave of absence.

5.4       Relation to Other Benefits. Any economic or other benefit to the Participant under this Agreement or the Plan shall not be taken into account in determining any benefits to which the Participant may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company or a Subsidiary and shall not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of the Company or a Subsidiary.

5.5       Agreement Subject to Plan. The Retention Units and Performance Shares granted under this Agreement and all of the terms and conditions hereof are subject to all of the terms and conditions of the Plan, a copy of which is available upon request.

5.6       Amendments. The Plan and this Agreement can be amended at any time by the Company. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto. Except for amendments necessary to bring the Plan and this Agreement into compliance with current law including Internal Revenue Code section 409A, no amendment to either the Plan or this Agreement shall adversely affect the rights of the Participant under this Agreement without the Participant’s consent.

5.8       Severability. In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.

5.9       Governing Law. This Agreement shall be construed and governed in accordance with the laws of the State of Ohio.

This Agreement is executed as of the Date of Grant.

CLEVELAND-CLIFFS INC
(“Company”)

The undersigned hereby acknowledges receipt of an executed original of this Participant Grant and Agreement and accepts the Performance Shares and Retention Units granted hereunder on the terms and conditions set forth herein and in the Plan.

Participant

Print Name:

EXHIBITS

Exhibit A	Peer Group
Exhibit B	Performance Objectives
Exhibit C	Relative Total Shareholder Return
Exhibit D	Return on Net Assets
Exhibit E	Beneficiary Designation

Exhibit A

PEER GROUP

(2007-2009)

AK Steel Holding Corp.

Algoma Steel Inc.

Arch Coal

Companhia Vale ADR

Freeport-McMoran

Gerdau Ameristeel Corp.

IPSCO Inc.

Macarthur Coal

Nucor Corp.

Oxiana Limited

Rio Tinto plc

Southern Copper Corp.

Steel Dynamics Inc.

Teck Cominco Ltd.

USX – US Steel Group

The Peer Group of 15 companies shall not be adjusted within the Incentive Period, except to exclude companies which during the Incentive Period (a) cease to be publicly traded, or (b) have experienced a major restructuring by reason of: (i) a Chapter 11 filing, or (ii) a spin-off of more than 50% of any such company’s assets. The value of the stock of a Peer Group company will be determined in accordance with the following:

1.	If the stock is listed on an exchange in the U.S. or Canada, then the value on such exchange will be used;

2.	Otherwise, if the stock is traded in the U.S. as an American Depositary Receipt, then the value of the ADR will be used; or

3.	Otherwise, the value on the exchange in the country where the company is headquartered will be used.

Exhibit B

PERFORMANCE OBJECTIVES

(2007-2009)

The target objectives of the Company are Relative Total Shareholder Return (share price plus reinvested dividends) and Return on Net Assets over the three-year Incentive Period from January 1, 2007 to December 31, 2009. Achievement of the Relative Total Shareholder Return objective shall be determined by the shareholder return of the Company relative to a predetermined group of steel, mining and metal companies. Achievement of the Return on Net Assets (“RONA”) objective is a Threshold objective. Should Threshold performance not be achieved, the calculated payout generated under Total Shareholder Return will be reduced by 50%. RONA shall be determined by comparing the Return on Net Assets achieved for the Incentive Period to the 12% target set forth on the following table:

Performance Factor	Performance Level
	Threshold	Target	Maximun
Relative TSR	35th Percentile	55th Percentile	75th Percentile
Payout	50%	100%	150%
Pre-Tax RONA	Calculated payout reduced 50% if RONA averages less than 12% during the Incentive Period

Exhibit C

RELATIVE TOTAL SHAREHOLDER RETURN

(2007-2009)

Relative Total Shareholder Return for the Incentive Period is calculated as follows:

1.

The Total Shareholder Return as defined in Section 1.9 of the Agreement for the Incentive Period for the Company shall be compared to the Total Shareholder Return for each of the entities within the Peer Group for the Incentive Period. The results shall be ranked to determine the Company’s Relative Total Shareholder Return percentile ranking compared to the Peer Group.

2.	The Company’s Relative Total Shareholder Return for the Incentive Period shall be compared to the Relative Total Shareholder Return Performance target range established for the Incentive Period.

3.	The Relative Total Shareholder Return performance target range has been established for the 2007-2009 Incentive Period as follows:

Performance Level	2007-2009 Relative Total Shareholder Return Percentile Ranking

Maximum	75th Percentile
Target	55th Percentile
Threshold	35th Percentile

Exhibit D

RETURN ON NET ASSETS

(2007-2009)

Return on Net Assets is calculated as follows:

1.

Earnings Before Taxes (as computed in 2 below) divided by the Average Net Assets (as computed in 3 below) equals the Return on Net Assets for the Incentive Period, stated as a percentage to two decimals.

2.	“Earnings Before Taxes” is defined as average annual pre-tax income (after adjusting to exclude any minority interests income or loss) in the Incentive Period.

3.

“Average Net Assets” is defined as the total assets less (i) current liabilities (excluding the current portion of interest-bearing debt) and (ii) any minority interests, as determined as of the end of the Incentive Period based on a monthly average, beginning on December 31, 2006, and ending on December 31, 2009.

GRANT YEAR 2007

Exhibit E

BENEFICIARY DESIGNATION

In accordance with the terms and conditions of the Cleveland-Cliffs Inc 2007 Incentive Equity Plan (“Plan”) and the Participant Grant and Agreement Year 2007 (“Agreement”), I hereby designate the person(s) indicated below as my beneficiary(ies) to receive any payments under the Plan and Agreement after my death.

Name
Address

Social Sec. Nos. of Beneficiary(ies)
Relationship(s)
Date(s) of Birth

In the event that the above-named beneficiary(ies) predecease(s) me, I hereby designate the following person(s) as beneficiary(ies):

Name
Address

Social Sec. Nos. of Beneficiary(ies)
Relationship(s)
Date(s) of Birth

I hereby expressly revoke all prior designations of beneficiary(ies), reserve the right to change the beneficiary(ies) herein designated and agree that the rights of said beneficiary(ies) shall be subject to the terms of the Plan and Agreement. In the event that there is no beneficiary living at the time of my death, I understand that the payments under the Plan and Agreement will be paid to my estate.

Date	(Signature)

(Print or type name)